Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-125987

             Prospectus Supplement to Prospectus Dated July 25, 2005

                              WINTHROP REALTY TRUST

                                 $400,000,000 of
                      Common Shares Of Beneficial Interest
                     Preferred Shares Of Beneficial Interest
                                 Debt Securities
         Plus 23,222,223 of Common Shares of Beneficial Interest Offered
                          by the Selling Shareholders
                             ______________________

      This prospectus supplement relates to the prospectus dated July 25, 2005, including the provisions relating to the resale, from time to time of up to 23,222,223 Common Shares of Beneficial Interest of Winthrop Realty Trust by the selling shareholders named in the base prospectus or in any amendments or supplements thereto.

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the base prospectus.

      The information in the table appearing under the heading "Selling Shareholders" in the base prospectus is amended by adding the information below with respect to selling shareholders not previously listed in the base prospectus, and by superceding the information with respect to one selling shareholder previously listed in the base prospectus.

                              SELLING SHAREHOLDERS

Beneficial Ownership and Other Information

      The following table sets forth information with respect to the shares of beneficial interest beneficially held by the selling shareholders:


                                      Beneficial
                                 Ownership of Common                           Shares Beneficially
                                   Shares Prior to      Common Shares Being      Owned After the      Percent Owned   Percent Owned
Name                                  Offering*              Offered**             Offering(1)*      Before Offering  After Offering
----                             -------------------    -------------------    -------------------   ---------------  --------------
Halcyon Structured                    3,592,594             3,592,594                   0                 5.46%            --
Opportunities Fund, L.P.(2)
Halcyon Fund, L.P.(3)                 1,568,578             1,568,578                   0                 2.38%            --
Riva Ridge Master Fund, Ltd.(14)        154,773               154,773                   0                  ***             --
Mariner LDC(15)                         128,501               128,501                   0                  ***             --

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* Beneficial ownership calculated as of July 18, 2005 in accordance with Rule
13d-3 promulgated under the Securities Exchange Act of 1934 and is based on 32,058,913 common shares of beneficial interest outstanding.; provided, however, that beneficial ownership with respect to the shareholders named in this prospectus supplement is based on 65,810,569 common shares of beneficial interest outstanding as of the date of this prospectus supplement. With the exception of 1,000,000 common shares beneficially owned by Kimco Realty Corporation, 57,907 shares beneficially owned by an affiliate of Grandview, LLC and 5,904 shares issuable upon conversion by an affiliate of Grandview of 1,200 shares of Series A Preferred Stock, all of the shares beneficially owned are issuable upon conversion of our Series B-1 Preferred Shares.

** The common shares being offered consist of 22,222,223 shares issued or issuable upon conversion of our Series B-1 Preferred Shares and 1,000,000 common shares beneficially owned by Kimco Realty Corporation.

*** Less than 1%.

(1) Assumes that all of the common shares covered by this prospectus are sold by the selling shareholders pursuant to this prospectus. The selling shareholders may choose to dispose of none or only a portion of the shares held by them pursuant to this prospectus.

(2) We have been advised that Steven Mandis, Vice Chairman of Halcyon Structured Asset Management L.P., has voting and dispositive control over the common shares owned by Halcyon Structured Opportunities Fund L.P. in his capacity as Vice Chairman of Halcyon Structured Asset Management L.P.

(3) We have been advised that James Sykes, in his capacity as a Managing Principal of Halcyon Asset Management LLC, has voting and dispositive control over the common shares owned by Halcyon Fund L.P.

(14) We have been advised that Riva Ridge GP LLC is the general partner of Riva Ridge Capital Management LP, investment manager of Riva Ridge Master Fund, Ltd. Stephen Golden, Managing Member of Riva Ridge GP LLC, has voting and dispositive power over the common shares owned by Riva Ridge Master Fund, Ltd.

(15) We have been advised that Riva Ridge GP LLC is the general partner of Riva Ridge Capital Management LP, investment manager of Mariner LDC. Stephen Golden, Managing Member of Riva Ridge GP LLC, has voting and dispositive power over the common shares owned by Mariner LDC.

                          _____________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
 THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                          _____________________________

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 23, 2007